Oportun Provides Business Update
Announces Select Preliminary Performance Metrics for Second Quarter 2020

SAN CARLOS, CALIFORNIA – July 8, 2020 — Oportun Financial Corporation (“Oportun” or the “Company”) (Nasdaq: OPRT) today provided an update on its business and announced select preliminary unaudited performance metrics for the second quarter ended June 30, 2020. Oportun continues to monitor and proactively navigate the COVID-19 pandemic, taking actions to manage its business in a thoughtful and conservative manner throughout this fluid situation, while ensuring the health and safety of employees and customers. The actions taken over the last quarter have resulted in improving credit trends, steadily increasing originations, and a continued strong balance sheet. Oportun believes it remains well positioned strategically and financially in the current environment, however, factors such as economic conditions, the unemployment rate, and further stimulus measures may impact the Company’s future performance.
Improving credit trends The Company reported steadily improving credit trends for the months of May and June.

Delinquencies and Deferrals
(Percentage of Outstanding Principal Balance of Owned Receivables)

Days Delinquent	As of 3/31/2020	As of 4/30/2020	As of 5/31/2020	As of 6/30/2020	Trend from 5/31 to 6/30
0	88.9%	90.2%	87.8%	89.5%	á
1-7	3.3	2.6	3.5	3.2	â
8-14	2.2	1.6	1.9	1.8	â
15-29	1.8	1.6	2.8	1.9	â
30-59	1.7	1.8	1.7	1.7	à
60-89	1.2	1.3	1.3	1.0	â
90-119	0.9	1.0	1.0	1.0	à
120+ (1)	—	—	—	—	—

30+	3.8	4.0	4.0	3.7	â

Emergency Hardship Deferrals (2)	6.1	14.6	7.6	5.0	â
(1) 120+ day delinquent balances are excluded from 30+ day delinquency rate calculation because these balances are charged off on the last day of a given month.
(2) Emergency Hardship Deferrals excluded from delinquent balances.
•Deferrals The Company believes that its rapid implementation of emergency hardship programs and reduced payment plans have been effective in providing impacted customers sufficient time to return to repayment status. Oportun may consider Emergency Hardship Deferrals, granted one month at a time, for borrowers who continue to be impacted by the pandemic. At the end of June, 5.0% of Oportun’s portfolio was in Emergency Hardship Deferral status, down from 14.6% at the end of April, and 7.6% as of the end of May. The Company believes that its customers are currently managing through the crisis and returning to repayment status.
•Delinquencies The Company’s 30+ Day Delinquency Rate as of June 30 was 3.7%, down from 4.0% at the end of both April and May. Early-stage delinquencies have declined, with 8 to 14 day delinquencies and 15 to 29 day delinquencies of 1.8% and 1.9%, respectively, as of June 30, 2020 as compared to 1.9% and 2.8%, respectively as of May 31, 2020.
•Net Charge Offs The Company’s Annualized Net Charge-Off Rate for the second quarter ended June 30, 2020 was 10.6%, up from 8.9% for the first quarter ended March 31, 2020. Consistent with its charge-off policy, Oportun evaluates its loan portfolio and charges a loan off at the earlier of when the loan is determined to be uncollectible or when loans are 120 days contractually past due. As a result of the pandemic and based upon the Company’s analysis of loan performance following natural disasters or other emergencies, more loans have been determined to be uncollectible prior to reaching 120 days contractually past due, resulting in higher charge-offs. This led to $4.1 million of additional charge-offs in June, which increased the Annualized Net Charge-Off Rate for the quarter by 96 basis points. The Company expects to continue to see higher charge-offs from some loans impacted by the pandemic that are deemed unlikely to be collectible.
Steadily increasing originations The Company’s originations increased in June due to the refinement of its marketing efforts, including increased digital initiatives and optimization of direct mail, and by maintaining the availability of its omni-channel network during the pandemic. These efforts resulted in loan originations increasing 46% as compared to May and 64% as compared to April. While the Company has started to see a rebound in originations following the decline in April, originations for the month of June are down 60% year over year, which is an improvement relative to the earlier months in the quarter.

Y/Y	-15%	-71%	-71%	-60%

Credit trends of new originations Due to the Company’s credit tightening in mid-March, First Payment Defaults on newly-originated loans are trending below pre-pandemic and 2019 levels. Based upon this performance, the Company has prudently increased its approval rates over the last few weeks and has focused on increasing approval rates for its returning customers. The Company calculates First Payment Defaults, shown below, as the principal balance of any loan whose first payment becomes 30 days past due, divided by the aggregate principal balance of all loans originated during that same week. The Company regards First Payment Defaults to be an early indicator of credit performance as the outstanding principal balance of loans that have their first payment past due are regarded as more likely to default and result in a charge off. The Company continues to monitor the external environment and intends to continue to adjust approval rates, verification procedures and loan sizes accordingly.

Owned Principal Balance Owned Principal Balance at June 30, 2020 was $1.6 billion, which was down from $1.8 billion at March 31, 2020. Average Daily Principal Balance for the three months ended June 30, 2020 and March 31, 2020 was $1.7 billion and $1.9 billion, respectively. The Company anticipates that its lower Average Daily Principal Balance will have a corresponding impact on revenue.

Strong balance sheet The Company’s balance sheet is characterized by relatively low leverage, and its term securitizations and warehouse line are non-recourse to Oportun Financial Corporation and its operating subsidiaries. The Company’s term securitizations allow it to fund new loan originations for the remainder of each securitization’s revolving period. To provide sufficient collateral to maintain its outstanding low-cost securitization bonds, on June 23, 2020, the Company notified the trustee of its election to redeem all $200.0 million of outstanding Series 2017-B asset-backed notes on July 8, 2020. The revolving periods for the remaining securitizations have end dates which range from February 2021 to July 2022.
The Company’s unrestricted cash balance as of June 30, 2020 was $139 million and restricted cash was $59 million, aggregating to $198 million of total cash. As of that date, the Company had $303 million of undrawn capacity on its existing $400 million warehouse line, which is committed through October 2021. Following the proposed redemption of the Series 2017-B notes, the Company will have $154 million of undrawn capacity on the warehouse line. Taking into account the anticipated securitization redemption and based upon its recent projections, Oportun has determined that it continues to have more than 12 months of liquidity runway.
About Oportun

Oportun (Nasdaq: OPRT) is a mission-driven Community Development Financial Institution (CDFI). Oportun provides inclusive, affordable financial services powered by a deep, data-driven understanding of its customers and advanced proprietary technology. By lending money to hardworking, low-to-moderate-income individuals, Oportun helps them move forward in their lives, demonstrate their creditworthiness, and establish the credit history they need to access new opportunities. Oportun serves customers in English and Spanish; online and over the phone in 19 states, and in person at more than 340 retail locations across 9 of those states. For more information, please visit https://oportun.com.

Forward-Looking Statements

This press release contains forward-looking statements. All statements other than statements of historical fact contained in this press release, including statements as to future results of operations and financial position, trends in credit performance, originations, payment defaults, planned products and services, availability of deferral programs, business strategy and plans and objectives of management for future operations of Oportun are forward-looking statements. These statements involve known and unknown risks, uncertainties, assumptions and other factors that may cause the Oportun’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. You generally can identify these statements by terms such as “expect,” “plan,” “anticipate,” “intend,” “target,” “project,” “predict,” “potential,” “explore,” outlook,” “continue,” “may,” “seek,” “approximately,” “believe,” or “estimate” and similar expressions or the negative versions of these words or comparable words, as well as future or conditional verbs such as “will,” “should,” “would,” “likely” and “could.” These forward-looking statements are subject to the safe harbor provisions under the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those included in or contemplated by the forward-looking statements. Oportun has based these forward-looking statements largely on its current expectations and projections about future events and financial trends that it believes may affect its business, financial condition and results of operations. These risks and uncertainties include those risks described in Oportun's filings with the Securities and Exchange Commission, including our most recent quarterly report on Form 10-Q and annual report on Form 10-K and include, but are not limited to: the extent and duration of the COVID-19 pandemic; market and economic disruptions stemming from the COVID-19 pandemic; Oportun’s future financial performance, including trends in revenue, Net Revenue, operating expenses, and net income; changes in market interest rates; increases in loan delinquencies and charge-offs; Oportun’s ability to operate successfully in a highly regulated industry; cyberattacks and security vulnerabilities in Oportun's products and services; Oportun's ability to increase the volume of loans it makes; the success of Oportun's emergency hardship deferral program; and Oportun’s ability to compete successfully with other companies that are currently in, or may in the future enter, its industry. The forward-looking statements speak only as of the date on which they are made, and, except to the extent required by federal securities laws, Oportun disclaims any obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In light of these risks and uncertainties, there is no assurance that the events or results suggested by the forward-looking statements will in fact occur, and you should not place undue reliance on these forward-looking statements.
Contacts

Investor Contact
Nils Erdmann
650-810-9074
ir@oportun.com

Media Contact
Usher Lieberman
650-769-9414
usher.lieberman@oportun.com

Oportun and the Oportun logo are registered trademarks of Oportun, Inc.